Exhibit 99

MATRIX SERVICE COMPANY REPORTS FIRST QUARTER RESULTS; AFFIRMS FISCAL 2018 GUIDANCE
TULSA, OK – November 7, 2017 – Matrix Service Company (Nasdaq: MTRX), a leading contractor to the energy, power and industrial markets across North America, today reported financial results for its first quarter ended September 30, 2017.
Key highlights:

•	Company earned $0.14 per fully diluted share in the first quarter

•	Solid book-to-bill of 1.2 achieved on project awards of $316.4 million, up 21.8% over the same period a year ago

•	Backlog increased to $728.8 million at September 30, 2017 compared to $682.3 million at June 30, 2017

•	Consolidated gross margins are 10.7% on strong project execution

•	Balance sheet remains strong; liquidity increased to $131.8 million
“We are pleased with our first quarter results,” said Matrix Service Company President and Chief Executive Officer John R. Hewitt. “Across all segments, our people exhibited solid project execution and we continue to focus on improved efficiencies while maintaining the resources needed to meet strong project opportunity demands. As expected, we are seeing improved work volume across most of the business, demonstrating the value of our strategic diversification as well as improving market conditions.”
Hewitt added, “While pleased with our first quarter results and our position in the market, the timing of project awards and starts continues to be a risk and, accordingly, we are maintaining our fiscal 2018 guidance.”
First Quarter Fiscal 2018 Results
Consolidated revenue was $269.9 million for the three months ended September 30, 2017, compared to $341.8 million in the same period in the prior fiscal year. The decrease is primarily attributable to our Storage Solutions segment, which is experiencing lower volumes. Specifically, prior year's revenue was higher than normal due to an historically large amount of work performed in connection with the construction of crude gathering terminals that support the Dakota Access pipeline. This decrease is partially offset by higher volumes in our Oil Gas & Chemical segment as well as higher iron and steel work in our Industrial segment.
Consolidated gross profit was $28.9 million in the three months ended September 30, 2017 compared to $32.3 million in the three months ended September 30, 2016. The gross margin was 10.7% in the three months ended September 30, 2017 compared to 9.4% in the same period in the prior fiscal year. The increase in gross margin in fiscal 2018 is primarily attributable to strong project execution and close-outs, the inclusion of higher margin engineering work as well as improved construction overhead cost recovery. Consolidated SG&A expenses were $21.6 million in the three months ended September 30, 2017 compared to $18.0 million in the same period a year earlier. The increase in fiscal 2018 is primarily attributable to the addition of the Houston Interests operations in December 2016, including the amortization on intangible assets associated with the acquisition.
Our effective tax rate for the three months ended September 30, 2017 was 44.5% compared to 33.6% in the same period last year. The fiscal 2018 effective tax rate was negatively affected by a stock compensation tax adjustment of $0.5 million, while the fiscal 2017 effective tax rate benefited from a favorable stock compensation tax adjustment of $0.4 million.
As a result of the factors discussed above, the Company earned net income of $3.8 million, or $0.14 per fully diluted share in the first quarter of fiscal 2018 compared to $9.3 million, or $0.35 in the prior year.

Backlog
Backlog at September 30, 2017 was $728.8 million compared to $682.3 million at June 30, 2017 on project awards of $316.4 million. Project awards during the three months ended September 30, 2017 were 20.4% higher than the three months ended June 30, 2017 and 21.8% higher than the three months ended September 30, 2016.
Financial Position
Availability under the Company's credit facility of $85.7 million along with the Company's cash balance of $46.1 million provided liquidity of $131.8 million at September 30, 2017, an increase of $9.6 million since June 30, 2017. This increase is primarily attributable to a reduction in the capacity constraint triggered by the Company's financial performance in the quarter and operating cash flows. The Company's liquidity continues to support its long-term strategic growth plans.
Earnings Guidance
The Company is maintaining fiscal 2018 guidance with revenue between $1.225 billion and $1.325 billion and earnings between $0.55 and $0.75 per fully diluted share.
Conference Call / Webcast Details
In conjunction with the earnings release, Matrix Service Company will host a conference call / webcast with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 1:00 p.m. (Eastern) / 12:00 p.m. (Central) on Tuesday, November 7, 2017 and will be simultaneously broadcast live over the Internet which can be accessed at the Company’s website at matrixservicecompany.com on the Investors’ page under Conference Calls/Events. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.
About Matrix Service Company
Founded in 1984, Matrix Service Company is parent to a family of companies that include Matrix Service, Matrix NAC, Matrix PDM Engineering and Matrix Applied Technologies. Our subsidiaries design, build and maintain infrastructure critical to North America's energy, power and industrial markets. Matrix Service Company is headquartered in Tulsa, Oklahoma with subsidiary offices located throughout the United States and Canada, as well as Sydney, Australia and Seoul, South Korea.
The Company reports its financial results based on four key operating segments: Electrical Infrastructure, Storage Solutions, Oil Gas & Chemical and Industrial. To learn more about Matrix Service Company, visit matrixservicecompany.com.
This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release, except as required by law.
For more information, please contact:
Matrix Service Company
Kevin S. Cavanah
Vice President and CFO
T: 918-838-8822
Email:kcavanah@matrixservicecompany.com

Matrix Service Company
Condensed Consolidated Statements of Income
(unaudited)
(In thousands, except per share data)

	Three Months Ended
	September 30, 2017	September 30, 2016
Revenues	$269,910	$341,781
Cost of revenues	241,019	309,503
Gross profit	28,891	32,278
Selling, general and administrative expenses	21,570	17,977
Operating income	7,321	14,301
Other income (expense):
Interest expense	(618)	(243)
Interest income	39	12
Other	149	7
Income before income tax expense	6,891	14,077
Provision for federal, state and foreign income taxes	3,067	4,735
Net income	$3,824	$9,342

Basic earnings per common share	$0.14	$0.35
Diluted earnings per common share	$0.14	$0.35
Weighted average common shares outstanding:
Basic	26,655	26,387
Diluted	26,762	26,796

Matrix Service Company
Condensed Consolidated Balance Sheets
(unaudited)
(In thousands)

	September 30, 2017	June 30, 2017
Assets
Current assets:
Cash and cash equivalents	$46,085	$43,805
Accounts receivable, less allowances (September 30, 2017— $9,889 and June 30, 2017—$9,887)	218,678	210,953
Costs and estimated earnings in excess of billings on uncompleted contracts	65,953	91,180
Inventories	4,269	3,737
Income taxes receivable	3,649	4,042
Other current assets	8,991	4,913
Total current assets	347,625	358,630
Property, plant and equipment at cost:
Land and buildings	39,397	38,916
Construction equipment	96,325	94,298
Transportation equipment	48,645	48,574
Office equipment and software	36,702	36,556
Construction in progress	3,459	5,952
Total property, plant and equipment - at cost	224,528	224,296
Accumulated depreciation	(146,603)	(144,022)
Property, plant and equipment - net	77,925	80,274
Goodwill	113,860	113,501
Other intangible assets	24,831	26,296
Deferred income taxes	2,568	3,385
Other assets	5,645	3,944
Total assets	$572,454	$586,030

Matrix Service Company
Condensed Consolidated Balance Sheets (continued)
(unaudited)
(In thousands, except share data)

	September 30, 2017	June 30, 2017
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$90,894	$105,649
Billings on uncompleted contracts in excess of costs and estimated earnings	65,559	75,127
Accrued wages and benefits	26,357	20,992
Accrued insurance	9,033	9,340
Income taxes payable	17	169
Other accrued expenses	7,660	7,699
Total current liabilities	199,520	218,976
Deferred income taxes	2,006	128
Borrowings under senior revolving credit facility	42,076	44,682
Other liabilities	414	435
Total liabilities	244,016	264,221
Commitments and contingencies
Stockholders’ equity:
Common stock—$.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of September 30, 2017, and June 30, 2017; 26,727,975 and 26,600,562 shares outstanding as of September 30, 2017 and June 30, 2017	279	279
Additional paid-in capital	127,526	128,419
Retained earnings	226,798	222,974
Accumulated other comprehensive loss	(6,217)	(7,324)
	348,386	344,348
Less: Treasury stock, at cost — 1,160,242 shares as of September 30, 2017, and 1,287,655 shares as of June 30, 2017	(19,948)	(22,539)
Total stockholders' equity	328,438	321,809
Total liabilities and stockholders’ equity	$572,454	$586,030

Matrix Service Company
Results of Operations
(unaudited)
(In thousands)

	Three Months Ended
	September 30, 2017	September 30, 2016
Gross revenues
Electrical Infrastructure	$79,971	$88,025
Oil Gas & Chemical	85,861	37,828
Storage Solutions	71,572	199,650
Industrial	33,271	22,727
Total gross revenues	$270,675	$348,230
Less: Inter-segment revenues
Oil Gas & Chemical	$208	$5,286
Storage Solutions	557	128
Industrial	—	1,035
Total inter-segment revenues	$765	$6,449
Consolidated revenues
Electrical Infrastructure	$79,971	$88,025
Oil Gas & Chemical	85,653	32,542
Storage Solutions	71,015	199,522
Industrial	33,271	21,692
Total consolidated revenues	$269,910	$341,781
Gross profit
Electrical Infrastructure	$8,267	$5,250
Oil Gas & Chemical	11,038	1
Storage Solutions	7,540	26,453
Industrial	2,046	574
Total gross profit	$28,891	$32,278
Operating income (loss)
Electrical Infrastructure	$3,577	$1,057
Oil Gas & Chemical	4,134	(2,905)
Storage Solutions	(75)	16,773
Industrial	(315)	(624)
Total operating income	$7,321	$14,301

Backlog
We define backlog as the total dollar amount of revenue that we expect to recognize as a result of performing work that has been awarded to us through a signed contract, notice to proceed or other type of assurance that we consider firm. The following arrangements are considered firm:

•	fixed-price awards;

•	minimum customer commitments on cost plus arrangements; and

•	certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.
For long-term maintenance contracts and other established customer arrangements, we include only the amounts that we expect to recognize into revenue over the next 12 months. For all other arrangements, we calculate backlog as the estimated contract amount less revenue recognized as of the reporting date.
The following table provides a summary of changes in our backlog for the three months ended September 30, 2017:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of June 30, 2017	$162,637	$287,007	$141,551	$91,078	$682,273
Project awards	36,976	34,195	62,602	182,661	316,434
Revenue recognized	(79,971)	(85,653)	(71,015)	(33,271)	(269,910)
Backlog as of September 30, 2017	$119,642	$235,549	$133,138	$240,468	$728,797
Book-to-bill ratio(1)	0.5	0.4	0.9	5.5	1.2

(1)	Calculated by dividing project awards by revenue recognized during the period.